PUTNAM INVESTMENTS
                        One Post Office Square
                     Boston, Massachusetts 02109
                          617-292-1000

                                           September 14, 2004
Putnam RetirementReady Funds
One Post Office Square
Boston, MA 02109

Re: Putnam RetirementReady Funds

Ladies and Gentlemen:

In connection with your sale to us today of 1,785.714 Class B Shares of beneficial interest (the "Shares") in Putnam RetirementReady Maturity Fund (the "Fund") at the price of $56.00 per share, we understand that:
(i) the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"); (ii) your sale of the Shares to us is in reliance on the sale's being exempt under Section 4(2) of the 1933 Act as not involving any public offering; and (iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment and for our own account as the sole beneficial owner hereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Shares have been registered under the 1933 Act, or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the 1933 Act, or any rules and regulations promulgated thereunder.

This letter is intended to take effect as an instrument under seal, shall be construed under the laws of Massachusetts, and is delivered at Boston, Massachusetts, as of the date written above.

                                           Very truly yours,

                                           PUTNAM, LLC

                                           By: /s/ James P. Pappas
                                               -------------------
                                           Name:  James P. Pappas
                                           Title:  Managing Director